Exhibit 99.1

Omega Announces Proposed Senior Notes Offering

HUNT VALLEY, Md., Feb 04, 2010 -- Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company") today announced that it intends to offer $200 million aggregate principal amount of senior notes due 2020 (the "Notes") in a private placement, subject to market and other conditions. In connection with the offering of the Notes, the Company will agree to file a registration statement with the Securities and Exchange Commission ("SEC") relating to an offer to exchange the Notes for publicly tradeable notes having substantially identical terms in accordance with published SEC interpretations.

The Notes will be offered and sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

The Company intends to use the net proceeds of the offering to repay mortgage debt assumed in connection with the Company's recent acquisition of 40 facilities and outstanding indebtedness under its senior revolving credit facility, for general corporate purposes and to pay related fees and expenses.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Company is a real estate investment trust investing in and providing financing to the long-term care industry. At December 31, 2009, the Company's portfolio of investments consisted of 295 healthcare facilities located in 32 states and operated by 35 third-party healthcare operating companies.

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) the Company's ability to maintain its status as a real estate investment trust; and (viii) other factors identified in the Company's filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Omega Healthcare Investors, Inc.
Bob Stephenson, CFO 410-427-1700